Sangamo BioSciences Reports Second Quarter 2013 Financial Results

RICHMOND, Calif., July 24, 2013 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported second quarter 2013 financial results and accomplishments.

(Logo: http://photos.prnewswire.com/prnh/20130102/SF35903LOGO)

For the second quarter ended June 30, 2013, Sangamo reported a consolidated net loss of $5.5 million, or $0.10 per share, compared to a net loss of $5.7 million, or $0.11 per share, for the same period in 2012. As of June 30, 2013, the company had cash, cash equivalents, marketable securities and interest receivable of $66.4 million.

Revenues for the second quarter of 2013 were $6.9 million, compared to $4.6 million for the same period in 2012. Second quarter 2013 revenues were generated from the Company's collaboration agreements with Shire AG (Shire) and Sigma-Aldrich Corporation, and research grants. The revenues recognized for the second quarter of 2013 consisted of $6.2 million in collaboration agreements and approximately $0.8 million in research grants, compared to $3.8 million and $0.8 million, respectively, for the same period in 2012.

The increase in collaboration agreement revenues was primarily due to the Company's collaboration and license agreement with Shire established in January 2012. Pursuant to the agreement, Sangamo received an upfront payment of $13.0 million, which is being amortized on a straight-line basis over the initial six-year research term, of which the Company recognized $0.5 million as revenue for the second quarter of 2013. Sangamo also recognized $4.2 million of revenues related to research services performed under the collaboration agreement with Shire in the second quarter.

Research and development expenses were $9.3 million for the second quarter of 2013, compared to $7.6 million for the same period in 2012. The increase in research and development expenses was primarily due to increased external expenses related to our preclinical programs partially offset by lower clinical trial and manufacturing expenses for our SB-728-T HIV/AIDS program. General and administrative expenses were $3.1 million for the second quarter of 2013 and $2.7 million for the same period in 2012.

Total operating expenses for the second quarter of 2013 were $12.4 million, compared to $10.3 million for the same period in 2012.

Six Months Results
For the six months ended June 30, 2013, the consolidated net loss was $12.3 million, or $0.23 per share, compared to a consolidated net loss of $13.0 million, or $0.25 per share, for the six months ended June 30, 2012. Revenues were $11.6 million for the first half of 2013, compared to $7.8 million in the same period in 2012. Total operating expenses were $23.9 million for the first half of 2013, compared to $20.8 million for the first half of 2012.

Recent Highlights

  Presentation of Preliminary Phase 2 Clinical Data of SB-728-T for HIV/AIDS. In May 2013, at the 16th Annual Meeting of the American Society of Gene and Cell Therapy (ASGCT), data were presented from the Company's two ongoing Phase 2 clinical trials (SB-728-902 Cohort 5 and SB-728-1101) designed to evaluate the relationship of the level of engraftment of T-cells in which both copies of the CCR5 gene have been modified (biallelic engraftment) and reduction in viral load. Two of four evaluable subjects in Cohort 5 (CCR5 delta-32 heterozygotes) showed a decrease of greater than one log in their viral load during a sixteen week treatment interruption (TI) with one of the subjects achieving a transiently undetectable viral load during the TI period. In subjects in which viral load decreased, a measureable anti-HIV immune response was also observed. Additional data were presented from the Company's Phase 1 study that demonstrated a long term decrease in the peripheral blood mononuclear cell (PBMC) HIV reservoir as measured by proviral DNA. Sangamo expects to present the full data set from these trials by the end of 2013.
  Presentation of New Data from In Vivo Protein Replacement Platform for Development of ZFP Therapeutics® For Monogenic Diseases. Also at ASGCT, new data were presented demonstrating the successful application of Sangamo's proprietary In Vivo Protein Replacement Platform (IVPRP) in the production of therapeutically relevant levels of Factor VIII in a mouse model. Sangamo has partnered with Shire to develop zinc finger DNA-binding protein (ZFP) Therapeutics for both hemophilia A and B using this approach.
  Announcement of $6.4 Million Strategic Partnership Award From California Institute for Regenerative Medicine (CIRM) to Develop ZFP Therapeutic for Beta-thalassemia. In May, Sangamo announced that the California Institute for Regenerative Medicine (CIRM) has granted the Company a $6.4 million Strategic Partnership Award to develop a potentially curative ZFP Therapeutic for beta-thalassemia based on the application of its ZFP nuclease (ZFN) gene-editing technology in hematopoietic stem cells (HSCs). The four year grant provides matching funds for preclinical work that will support an Investigational New Drug (IND) application and a Phase 1 clinical trial in transfusion-dependent beta-thalassemia patients.
  Publication in Nature of Research Using ZFP technology to Insert a Gene That Permanently "Silences" the Extra Copy of Chromosome 21, the Cause of Down Syndrome (DS). This advance, accomplished in induced pluripotent stem cells (iPSCs) derived from DS patients, provides a model to study the basic biology of DS which may enable the development of drugs that can potentially rebalance the cellular processes and pathologies that are impacted by this disorder.

Financial Guidance
The Company reiterates its earlier guidance as follows:

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $55 million at the end of 2013, inclusive of research funding from Shire but exclusive of funds arising from any additional new collaborations or partnerships, or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $20 to $24 million in 2013, inclusive of research funding from Shire.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $46 to $50 million for 2013.

Conference Call
Sangamo will host a conference call today, July 24, 2013, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to the rest of 2013.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 11824773. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on July 24, 2013 to 11:59 p.m. ET on July 31, 2013. The conference call replay numbers for domestic and international callers are 855-859-2056 and 404-537-3406, respectively. The conference ID number for the replay is 11824773.

About Sangamo
Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 and Phase 1 /2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS. Sangamo's other therapeutic programs are focused on monogenic diseases, including hemophilia, Huntington's disease and hemoglobinopathies such as beta-thalassemia and sickle cell anemia. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). Engineering of ZFPs that recognize a specific DNA sequence enables the creation of sequence-specific ZFP Nucleases (ZFNs) for gene modification and ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo has entered into a strategic collaboration with Shire AG to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases and has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated year-end cash and investments, operating expenses and revenues, the research and development of ZFP TFs and ZFNs, achievement of research milestones and objectives, clinical trials and therapeutic applications and potential of Sangamo's ZFP technology platform and expected timing for the presentation of data from clinical trials. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

Statement of Operations Data:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Collaboration agreements	$ 6,157	$ 3,812	$ 10,240	$ 5,475
Research grants	777	762	1,317	2,341
Total revenues	6,934	4,574	11,557	7,816

Operating expenses:
Research and development	9,278	7,574	17,498	14,857
General and administrative	3,124	2,744	6,432	5,986
Total operating expenses	12,402	10,318	23,930	20,843
Loss from operations	(5,468)	(5,744)	(12,373)	(13,027)
Interest and other income, net	18	16	38	31
Net loss	$ (5,450)	$ (5,728)	$(12,335)	$(12,996)

Basic and diluted net loss per common share	$ (0.10)	$ (0.11)	$ (0.23)	$ (0.25)

Shares used in computing basic and diluted net loss per common share	53,786	52,657	53,583	52,612

Selected Balance Sheet Data:
	June 30, 2013	December 31, 2012
	(Unaudited)
Cash, cash equivalents, marketable securities and interest receivable	$ 66,398	$ 76,321
Total assets	74,196	82,533
Total stockholders' equity	59,378	64,896

CONTACT: Elizabeth Wolffe, Ph.D., Sangamo BioSciences, Inc., 510-970-6000, x271